Exhibit 99.1

700 LOUISIANA STREET	FAX: 713 225-6475
SUITE 4300	TELEPHONE: 713 570-3200
HOUSTON, TEXAS 77002
PRESS RELEASE
Pioneer Announces Proposed Offering of $100 Million
Convertible Senior Subordinated Notes
     Houston, Texas (March 19, 2007) — Pioneer Companies, Inc. (NASDAQ: PONR) announced its intention to offer, subject to market and other conditions, approximately $100,000,000 aggregate principal amount of Convertible Senior Subordinated Notes due 2027 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In certain circumstances, the notes may be convertible into cash up to the principal amount of the notes and, with respect to any excess conversion value, into cash, shares of Pioneer common stock or a combination of cash and common stock, at Pioneer’s option. The interest rate, conversion price and other terms will be determined by negotiations between Pioneer and the initial purchaser of the notes. As part of the offering, Pioneer expects to grant the initial purchaser an option to purchase up to an additional $20,000,000 aggregate principal amount of additional notes.
     Pioneer expects to use the net proceeds from the offering to (i) redeem the $75 million outstanding principal balance of its 10% Senior Secured Notes due 2008, and (ii) assist in financing the capital costs for the previously announced expansion of its St. Gabriel, Louisiana plant. Any remaining net proceeds, including those from the exercise of the initial purchaser’s option to purchase additional shares, will be used for general corporate purposes.
     This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes and the shares of Pioneer common stock issuable upon conversion of the notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and several downstream manufacturing facilities in North America. Pioneer’s common stock trades on the NASDAQ Global Market under the symbol “PONR.”
     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts and include, but are not limited to, statements relating to the offering of convertible senior subordinated notes, statements relating to the St. Gabriel plant, and the risk factors and uncertainties described in Pioneer’s filings with the Securities and Exchange Commission, including Pioneer’s most recent Form 10-K/A. Actual outcomes may vary materially from those indicated by the forward-looking statements.

Contact:	Gary Pittman (713) 570-3200